Exhibit 99.1
Sterling Financial Corporation of Spokane, Wash., Reports First Quarter 2012 Earnings and Operating Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 25, 2012--Sterling Financial Corporation (NASDAQ:STSA) ("Sterling"), today announced its operating results for the quarter ended March 31, 2012. For the quarter, Sterling recorded net income of $13.3 million, or $0.21 per diluted common share, compared to $14.8 million, or $0.24 per diluted common share, for the linked quarter, and $5.4 million, or $0.09 per diluted common share, for the first quarter of 2011. Net income for the first quarter of 2012 included acquisition-related expenses of $6.1 million, severance charges of $2.6 million, and charges related to branch consolidations of $1.3 million.

Following are selected financial highlights for the quarter ended March 31, 2012:

•
Completed the acquisition of certain assets of First Independent Bank ("First Independent"), adding $350.1 million of loans and $695.9 million of deposits, and 14 branches in the Vancouver/Portland metro area.

•	Net interest margin (tax equivalent) expanded by 12 basis points compared to the linked quarter.

•	Deposit costs were reduced by 13 basis points compared to the linked quarter.

•	Portfolio loan originations of $347.5 million, a 31 percent increase over the same period in 2011.

•	Tier 1 leverage ratio was 11.1 percent at March 31, 2012, compared to 10.6 percent a year ago.

Greg Seibly, Sterling's president and chief executive officer, said, "Sterling made significant progress with continued execution on our key operating objectives during the first quarter of 2012. We had another quarter of reduced deposit costs (partly attributable to the First Independent transaction), robust portfolio loan originations, and continued improvement of our asset quality metrics. We also took meaningful steps to better position the company from an efficiency perspective, which we expect will contribute to improved earnings going forward."

Balance Sheet Management
Total loan balances were $6.01 billion at March 31, 2012, compared to $5.52 billion at the end of the prior quarter, and $5.56 billion at the same time a year ago. The growth from the end of the prior quarter is attributable to the $350.1 million in loans acquired in the First Independent transaction, $107.2 million of organic loan growth, and $37.2 million of purchased loans.

During the first quarter of 2012, Sterling originated $347.5 million of new portfolio loans (which exclude residential loans held for sale), compared to $346.3 million for the linked quarter and $265.3 million for the first quarter of 2011. The growth in originations over the same period last year was primarily driven by multifamily loans, which expanded by $52.9 million, or 44 percent, consumer loans, which expanded by $28.1 million, or 99 percent, and commercial and industrial loans, which expanded by $28.3 million, or 110 percent.

Seibly commented, "We had another quarter of solid performance with loan originations, particularly in categories that we consider important for portfolio balance and diversification. We are actively seeking quality lending opportunities and we are actively managing our balance sheet with a focus on generating improved earnings and higher shareholder returns."

At March 31, 2012, total deposits were $6.95 billion, compared to $6.49 billion at the end of the linked quarter. The increase over the linked quarter was primarily a result of the First Independent transaction, which contributed $695.9 million of new deposits. Excluding deposits acquired from First Independent, total deposits declined during the linked quarter by $231.9 million, or 4 percent, due primarily to a decline in public deposits and retail time deposits, partially offset by organic growth in transaction balances.

The deposit composition is highlighted in the following table:

				Annual % Change
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
	(in thousands)
Deposits:
Retail:
Transaction	$2,174,007	$1,732,665	$1,507,489	44%
Savings and MMDA	2,219,160	1,902,209	1,694,139	31%
Time deposits	1,889,654	1,993,260	2,499,546	(24)%
Total retail	6,282,821	5,628,134	5,701,174	10%
Public	302,058	428,691	691,527	(56)%
Brokered	364,989	428,993	331,726	10%
Total deposits	$6,949,868	$6,485,818	$6,724,427	3%
Gross loans to deposits	87%	85%	79%
				Annual Basis Point Change
Funding costs:
Cost of deposits	0.67%	0.80%	1.01%	(0.34)
Total funding liabilities	1.15%	1.24%	1.39%	(0.24)

Seibly said, "Reducing our reliance on higher costing deposits by growing core deposits is one of our key operating objectives. The results of this strategy are reflected in the lower overall cost of deposits, which was down by 13 basis points from the linked quarter, and down by 34 basis points from the same period a year ago. The results for the first quarter of 2012 include only one month of activity from the First Independent accounts, so we anticipate further reductions next quarter."

During the first quarter of 2012, Sterling reduced its holding of cash and investments by $210.3 million, using the majority of the proceeds to pay down maturing FHLB borrowings, which were reduced by $200.1 million.

Operating Results
Net Interest Income
Sterling reported net interest income of $74.4 million for the quarter ended March 31, 2012, compared to $71.8 million for the linked quarter and $73.7 million for the quarter ended March 31, 2011. The increase of $2.5 million on a linked quarter basis is primarily a result of reduced deposit costs. Net interest margin (tax equivalent) for the first quarter of 2012 was 3.38 percent, an improvement of 12 basis points over the linked quarter, and up 16 basis points over the same period a year ago.

	Three Months Ended
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
	(in thousands)
Net interest income	$74,353	$71,809	$73,743
Net interest margin (tax equivalent)	3.38%	3.26%	3.22%
Loan yield	5.27%	5.34%	5.45%

Total interest income was $98.0 million for the first quarter of 2012, compared to $97.3 million for the linked quarter, and $103.2 million for the same period a year ago. The increase on a linked quarter basis is attributable to earning assets acquired in the First Independent transaction and lower MBS premium amortization, partially offset by lower average loan balances and yields when excluding the impact of First Independent. The decrease from the comparable quarter a year ago is attributable to Sterling repositioning the securities portfolio during the first half of 2011 to manage interest rate risk.

Interest income reversals on nonperforming loans were $4.2 million in the first quarter of 2012, compared to $5.9 million in the linked quarter and $12.3 million in the first quarter of 2011. These reversals reduced net interest margin by 19 basis points, 27 basis points and 53 basis points, respectively, for these periods.

Total interest expense was $23.6 million for the first quarter of 2012, compared to $25.5 million for the linked quarter and $29.5 million for the first quarter of 2011. Deposit interest expense was $11.1 million for the first quarter of 2012, a reduction of $1.9 million, or 15 percent, from the linked quarter, and down $6.2 million, or 36 percent, from the same period last year, reflecting the improved deposit mix.

Noninterest Income
Noninterest income includes income from mortgage banking operations, fee and service charges income, and other items such as net gains on sales of securities and loan servicing fees. During the first quarter of 2012, noninterest income was $31.6 million, compared to $32.9 million for the linked quarter and $30.0 million for the first quarter of 2011.

Income from mortgage banking operations for the first quarter of 2012 was $16.2 million, compared to $14.9 million for the linked quarter and $10.3 million for the first quarter of 2011. The increase from the linked quarter is attributable to a higher volume of interest rate locks during the quarter and favorable market adjustments on those interest rate locks and the loans held for sale. The increase from the first quarter of 2011 reflects higher levels of residential mortgage loan sales. The margin on residential loan sales decreased to 2.34 percent for the first quarter of 2012, down from 2.48 percent for the same period a year ago, representing a reduction of 14 basis points.

	Three Months Ended
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
	(in thousands)
Loan originations - residential real estate for sale	$576,876	$658,410	$363,118
Loan sales - residential	567,100	646,000	498,310
Margin - residential loan sales	2.34%	2.43%	2.48%

For the quarter ended March 31, 2012, fees and service charges income contributed $12.7 million to noninterest income compared to $12.2 million for the linked quarter and $12.6 million for the first quarter of 2011. The increase in fees and service charges income compared to the linked quarter was primarily attributable to the First Independent transaction.

Loan servicing fees for the first quarter of 2012 were $2.4 million and included a $2.2 million valuation allowance reversal for mortgage servicing rights ("MSR"). For the linked quarter, an MSR valuation allowance of $1.4 million was recorded, and for the first quarter of 2011, a $328,000 valuation reversal was recorded.

For the first quarter of 2012, gain on the sales securities was $142,000, compared to $1.9 million for the linked quarter and $6.0 million for the first quarter of 2011. The recognized gain in the year-ago period was associated with the aforementioned sale of securities during the first half of 2011.

During the first quarter of 2012, Sterling recognized $600,000 of gains on the sale of other loans. Included in this total was a gain of $567,000 recognized in connection with the sale of approximately $25 million of recently originated multifamily loans. During the linked quarter, the $2.7 million of reported gains on other loans included $1.3 million recognized in connection with the sale of approximately $49 million of multifamily loans.

Other noninterest income included $1.3 million of charges associated with planned branch consolidations. There were no similar charges in the comparable periods.

Noninterest Expense
Noninterest expenses were $88.6 million for the first quarter of 2012, compared to $85.9 million for the linked quarter and $88.3 million for the first quarter of 2011. The increase over the linked quarter is primarily a result of acquisition-related expenses of $6.1 million and severance costs of $2.6 million. Included in noninterest expense for the linked quarter was a $3.5 million charge to establish a reserve for the tentative settlement of a legal claim.

OREO operating expenses were $2.0 million in the first quarter of 2012, down from $4.9 million for the linked quarter and $11.4 million for the same period last year.

FDIC insurance expense was $1.9 million in the first quarter of 2012, down from $3.4 million for the linked quarter, and $4.0 million for the same period last year. The reduction reflects the improved financial condition and risk profile of Sterling's bank subsidiary.

Income Taxes
For the first quarter of 2012, Sterling did not recognize any federal or state tax expense, as the income tax expense for the quarter was offset by a reduction in the deferred tax valuation allowance.

Sterling uses an estimate of future earnings and an evaluation of its loss carryback ability and tax planning strategies to determine whether it is more likely than not that it will realize the benefit of its deferred tax asset. Sterling determined that it did not meet the required threshold as of March 31, 2012, and accordingly, a full valuation reserve was recorded against the net deferred tax asset. As of March 31, 2012, the reserved net deferred tax asset was approximately $321.5 million, including approximately $290.0 million of net operating loss and tax credit carryforwards.

With regard to the deferred tax asset, the benefits of Sterling's accumulated tax losses would be reduced in the event of an "ownership change," as determined under Section 382 of the Internal Revenue Code. During 2010, in order to preserve the benefits of these tax losses, Sterling's shareholders approved a protective amendment to Sterling's restated articles of incorporation and Sterling's board of directors adopted a tax preservation rights plan, both of which restrict certain stock transfers that would result in investors acquiring more than 4.95 percent of Sterling's total outstanding common stock.

Credit Quality
During the first quarter of 2012, nonperforming assets were reduced by $19.0 million, or 5 percent, compared to the linked quarter and total nonperforming assets were reduced by $278.8 million, or 44 percent, compared to March 31, 2011.

OREO decreased to $70.4 million at March 31, 2012, compared to $81.9 million at December 31, 2011, and $151.8 million at March 31, 2011. This represents decreases of 14 percent and 54 percent, respectively.

During the first quarter of 2012, Sterling recognized net charge-offs of $20.2 million, compared to $10.7 million for the linked quarter and $24.1 million for the same period a year ago. For the first quarter of 2012, Sterling recorded a $4.0 million provision for credit losses, compared to $4.0 million for the linked quarter and $10.0 million for the first quarter of 2011. The allowance for loan losses at March 31, 2012 was $161.3 million, or 2.68 percent of total loans, compared to $177.5 million, or 3.22 percent of total loans, at December 31, 2011, and $232.9 million, or 4.19 percent of total loans, at March 31, 2011. There is no allowance for loan losses on the loans acquired from First Independent, as Sterling recorded a $28.9 million, or 7.6 percent, fair value discount on the loans at acquisition date.

First Quarter 2012 Earnings Conference Call
Sterling plans to host a conference call April 26, 2012 at 8:00 a.m. PDT to discuss the company's financial results. An audio webcast of the conference call can be accessed at Sterling's website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 1-517-308-9324 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling's website approximately one hour following the completion of the call. The webcast replay will be offered through May 26, 2012.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
ASSETS:
Cash and due from banks	$368,948	$491,228	$436,377
Investments and mortgage-backed securities ("MBS") available for sale	2,459,880	2,547,876	2,808,030
Investments held to maturity	1,736	1,747	12,742
Loans held for sale (at fair value: $234,933, $223,638 and $136,447)	234,933	273,957	136,447
Loans receivable, net	5,853,558	5,341,179	5,320,884
Other real estate owned, net ("OREO")	70,383	81,910	151,774
Office properties and equipment, net	86,362	84,015	85,542
Bank owned life insurance ("BOLI")	176,345	174,512	171,093
Goodwill and other intangible assets, net	46,177	12,078	15,704
Other assets	203,959	184,735	213,876
Total assets	$9,502,281	$9,193,237	$9,352,469
LIABILITIES:
Deposits	$6,949,868	$6,485,818	$6,724,427
Advances from Federal Home Loan Bank	205,540	405,609	407,142
Repurchase agreements and fed funds	1,065,795	1,055,763	1,051,995
Other borrowings	245,291	245,290	245,286
Accrued expenses and other liabilities	138,174	122,200	149,159
Total liabilities	8,604,668	8,314,680	8,578,009
SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,965,542	1,964,234	1,961,763
Accumulated other comprehensive income	65,571	61,115	(6,795)
Accumulated deficit	(1,133,500)	(1,146,792)	(1,180,508)
Total shareholders' equity	897,613	878,557	774,460
Total liabilities and shareholders' equity	$9,502,281	$9,193,237	$9,352,469
Book value per common share	$14.46	$14.16	$12.50
Tangible book value per common share	13.71	13.96	12.25
Shareholders' equity to total assets	9.4%	9.6%	8.3%
Tangible common equity to tangible assets (1)	9.0%	9.4%	8.1%
Common shares outstanding at end of period	62,094,447	62,057,645	61,937,273
Common stock warrants outstanding	2,722,541	2,722,541	2,722,541

(1) Common shareholders' equity less goodwill and other intangible assets divided by assets less goodwill and other intangible assets.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share amounts, unaudited)	Three Months Ended
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
INTEREST INCOME:
Loans	$79,841	$80,303	$80,387
Mortgage-backed securities	15,335	14,535	20,034
Investments and cash	2,789	2,491	2,816
Total interest income	97,965	97,329	103,237
INTEREST EXPENSE:
Deposits	11,102	12,989	17,294
Borrowings	12,510	12,531	12,200
Total interest expense	23,612	25,520	29,494
Net interest income	74,353	71,809	73,743
Provision for credit losses	4,000	4,000	10,000
Net interest income after provision	70,353	67,809	63,743
NONINTEREST INCOME:
Fees and service charges	12,740	12,234	12,561
Mortgage banking operations	16,164	14,895	10,327
Loan servicing fees	2,380	(329)	1,101
BOLI	1,746	1,526	1,732
Gain on sales of securities	142	1,938	6,001
Gains (losses) on other loan sales	600	2,650	(1,350)
Other	(2,185)	(15)	(390)
Total noninterest income	31,587	32,899	29,982
NONINTEREST EXPENSE:
Employee compensation and benefits	47,381	42,129	43,850
OREO	1,992	4,909	11,400
Occupancy and equipment	10,287	10,320	9,822
Depreciation	2,913	3,158	3,012
Amortization of other intangible assets	1,405	1,212	1,225
Other	24,671	24,147	18,999
Total noninterest expense	88,649	85,875	88,308
Income before income taxes	13,291	14,833	5,417
Income tax benefit	0	0	0
Net income	$13,291	$14,833	$5,417
Earnings per common share - basic	$0.21	$0.24	$0.09
Earnings per common share - diluted	$0.21	$0.24	$0.09
Average common shares outstanding - basic	62,078,404	61,989,094	61,930,783
Average common shares outstanding - diluted	62,682,987	62,194,011	62,335,212

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Three Months Ended
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$576,876	$644,135	$363,118
Permanent	28,728	23,406	24,363
Total residential real estate	605,604	667,541	387,481
Commercial real estate ("CRE"):
Investor CRE	6,456	875	34,130
Multifamily	172,710	179,601	119,846
Construction	823	6,452	4,196
Total commercial real estate	179,989	186,928	158,172
Commercial:
Owner occupied CRE	28,355	41,640	28,661
Commercial & Industrial ("C&I")	53,986	54,001	25,729
Total commercial	82,341	95,641	54,390
Consumer	56,455	40,315	28,357
Total loan originations	924,389	990,425	628,400
Total portfolio loan originations (excludes residential real estate for sale)	347,513	346,290	265,282
Loan purchases:
Residential real estate	37,028	3,166	7,550
Commercial real estate:
Investor CRE	0	0	48,584
Multifamily	140	147	2,440
Total commercial real estate	140	147	51,024
Commercial:
Owner occupied CRE	0	0	52,221
C&I	0	0	0
Total commercial	0	0	52,221
Total loan purchases	37,168	3,313	110,795
Total loan originations and purchases	$961,557	$993,738	$739,195
PERFORMANCE RATIOS:
Return on assets	0.58%	0.64%	0.23%
Return on common equity	5.98%	6.83%	2.85%
Operating efficiency	80%	77%	77%
Noninterest expense to assets	3.84%	3.72%	3.77%
Average assets	$9,282,531	$9,146,430	$9,500,882
Average common equity	$894,329	$861,186	$769,544
REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation
Tier 1 leverage ratio	11.1%	11.4%	10.6%
Tier 1 risk-based capital ratio	16.1%	17.8%	16.5%
Total risk-based capital ratio	17.4%	19.1%	17.8%
Sterling Bank:
Tier 1 leverage ratio	10.8%	11.1%	10.3%
Tier 1 risk-based capital ratio	15.7%	17.4%	16.0%
Total risk-based capital ratio	17.0%	18.7%	17.3%
OTHER:
FTE employees at end of period (whole numbers)	2,493	2,496	2,493

(1) Operating efficiency ratio calculated as noninterest expense, excluding OREO and amortization of core deposit intangibles, divided by net interest income (tax equivalent) plus noninterest income, excluding gain on sales of securities.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
INVESTMENT PORTFOLIO DETAIL:
Available for sale:
MBS	$2,233,175	$2,320,934	$2,584,302
Municipal bonds	206,743	207,456	200,859
Other	19,962	19,486	22,869
Total	$2,459,880	$2,547,876	$2,808,030

Held to maturity:
Tax credits	$1,736	$1,747	$12,742
Total	$1,736	$1,747	$12,742
LOAN PORTFOLIO DETAIL:
Residential real estate	$738,739	$688,020	$719,458
Commercial real estate:
Investor CRE	1,421,085	1,275,667	1,348,646
Multifamily	1,149,498	1,001,479	638,250
Construction	166,607	174,608	396,300
Total commercial real estate	2,737,190	2,451,754	2,383,196
Commercial:
Owner occupied CRE	1,326,218	1,272,461	1,254,129
C&I	495,225	431,693	484,665
Total commercial	1,821,443	1,704,154	1,738,794
Consumer	715,971	674,961	715,206
Gross loans receivable	6,013,343	5,518,889	5,556,654
Deferred loan fees, net	1,488	(252)	(2,826)
Allowance for loan losses	(161,273)	(177,458)	(232,944)
Net loans receivable	$5,853,558	$5,341,179	$5,320,884
DEPOSITS DETAIL:
Noninterest bearing transaction	1,513,616	1,211,628	1,007,684
Interest bearing transaction	660,391	521,037	499,805
Savings and MMDA	2,312,494	2,092,283	1,972,781
Time deposits	2,463,367	2,660,870	3,244,157
Total deposits	$6,949,868	$6,485,818	$6,724,427
Number of transaction accounts (whole numbers):
Interest bearing transaction accounts	55,298	44,309	44,648
Noninterest bearing transaction accounts	185,362	172,707	169,304
Total transaction accounts	240,660	217,016	213,952

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$177,458	$186,195	$247,056
Provision	4,000	2,000	10,000
Charge-offs:
Residential real estate	(2,187)	(3,323)	(6,816)
Commercial real estate:
Investor CRE	(4,992)	(3,673)	(1,648)
Multifamily	(318)	0	(211)
Construction	(6,208)	(3,112)	(9,339)
Total commercial real estate	(11,518)	(6,785)	(11,198)
Commercial:
Owner occupied CRE	(7,692)	(5,667)	(6,134)
C&I	(1,841)	(1,441)	(3,450)
Total commercial	(9,533)	(7,108)	(9,584)
Consumer	(2,452)	(2,052)	(2,146)
Total charge-offs	(25,690)	(19,268)	(29,744)
Recoveries:
Residential real estate	212	388	250
Commercial real estate:
Investor CRE	81	1,145	578
Multifamily	1	1	1
Construction	3,152	4,951	3,687
Total commercial real estate	3,234	6,097	4,266
Commercial:
Owner occupied CRE	1,193	1,229	43
C&I	319	407	452
Total commercial	1,512	1,636	495
Consumer	547	410	621
Total recoveries	5,505	8,531	5,632
Net charge-offs	(20,185)	(10,737)	(24,112)
Allowance - loans, end of quarter	161,273	177,458	232,944
Reserve for unfunded commitments, beginning of quarter	10,029	9,376	10,707
Provision	0	2,000	0
Charge-offs	(1)	(1,347)	(66)
Reserve for unfunded commitments, end of quarter	10,028	10,029	10,641
Total credit allowance	$171,301	$187,487	$243,585
Net charge-offs to average net loans (annualized)	1.33%	0.71%	1.64%
Net charge-offs to average net loans (ytd)	0.33%	1.64%	0.41%
Loan loss allowance to total loans	2.68%	3.22%	4.19%
Total credit allowance to total loans	2.85%	3.40%	4.39%
Loan loss allowance to nonperforming loans	58%	62%	49%
Total credit allowance to nonperforming loans	61%	65%	51%

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
NONPERFORMING ASSETS:
Past 90 days due and accruing	$0	$0	$0
Nonaccrual loans	187,202	210,221	380,388
Restructured loans	92,500	76,939	96,679
Total nonperforming loans	279,702	287,160	477,067
OREO	70,383	81,910	151,774
Total nonperforming assets	350,085	369,070	628,841
Specific reserve on nonperforming loans	(13,354)	(16,305)	(21,483)
Net nonperforming assets	$336,731	$352,765	$607,358
Nonperforming loans to total loans	4.65%	5.20%	8.59%
Nonperforming assets to total assets	3.68%	4.01%	6.72%
Loan delinquency ratio (60 days and over)	3.25%	3.55%	6.34%
Classified assets	$410,568	$425,746	$811,831
Classified assets to total assets	4.32%	4.63%	8.68%
Classified assets to Sterling Bank Tier 1 capital plus total credit allowance	35%	35%	67%
Nonperforming assets by collateral type:
Residential real estate	$54,041	$48,184	$83,173
Commercial real estate:
Investor CRE	55,238	61,901	80,626
Multifamily	7,216	5,867	21,089
Construction	130,564	153,819	324,590
Total commercial real estate	193,018	221,587	426,305
Commercial:
Owner occupied CRE	81,746	77,920	89,102
C&I	14,937	14,899	19,901
Total commercial	96,683	92,819	109,003
Consumer	6,343	6,480	10,360
Total nonperforming assets	$350,085	$369,070	$628,841

Sterling Financial Corporation
AVERAGE BALANCE AND RATE

(in thousands, unaudited)	Three Months Ended
	Mar 31, 2012			Dec 31, 2011			Mar 31, 2011
	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates
ASSETS:
Loans:
Mortgage	$3,544,106	$44,083	4.98%	$3,557,298	$45,255	5.09%	$3,428,296	$43,111	5.04%
Commercial and consumer	2,540,330	35,857	5.68%	2,446,293	35,148	5.70%	2,520,610	37,393	6.02%
Total loans	6,084,436	79,940	5.27%	6,003,591	80,403	5.34%	5,948,906	80,504	5.45%
MBS	2,225,040	15,335	2.76%	2,273,767	14,535	2.56%	2,590,546	20,034	3.09%
Investments and cash	582,753	3,819	2.64%	479,922	3,431	2.84%	792,959	3,900	1.99%
FHLB stock	99,057	0	0.00%	99,159	0	0.00%	99,953	0	0.00%
Total interest earning assets	8,991,286	99,094	4.42%	8,856,439	98,369	4.43%	9,432,364	104,438	4.46%
Noninterest earning assets	291,245			289,991			68,518
Total average assets	$9,282,531			$9,146,430			$9,500,882
LIABILITIES and EQUITY:
Deposits:
Interest bearing transaction	$559,643	104	0.07%	$514,312	107	0.08%	$493,651	146	0.12%
Savings and MMDA	2,185,621	1,191	0.22%	2,064,607	1,692	0.33%	1,959,561	1,970	0.41%
Time deposits	2,562,754	9,807	1.54%	2,685,746	11,190	1.65%	3,453,419	15,178	1.78%
Total interest bearing deposits	5,308,018	11,102	0.84%	5,264,665	12,989	0.98%	5,906,631	17,294	1.19%
Borrowings	1,625,916	12,510	3.09%	1,706,022	12,531	2.91%	1,694,391	12,200	2.92%
Total interest bearing liabilities	6,933,934	23,612	1.37%	6,970,687	25,520	1.45%	7,601,022	29,494	1.57%
Noninterest bearing transaction	1,326,770	0	0.00%	1,192,639	0	0.00%	1,005,290	0	0.00%
Total funding liabilities	8,260,704	23,612	1.15%	8,163,326	25,520	1.24%	8,606,312	29,494	1.39%
Other noninterest bearing liabilities	127,498			121,918			125,026
Total average liabilities	8,388,202			8,285,244			8,731,338
Total average equity	894,329			861,186			769,544
Total average liabilities and equity	$9,282,531			$9,146,430			$9,500,882
Net interest income and spread (tax equivalent)		$75,482	3.05%		$72,849	2.98%		$74,944	2.89%
Net interest margin (tax equivalent)			3.38%			3.26%			3.22%

Deposits:
Total interest bearing deposits	$5,308,018	$11,102	0.84%	$5,264,665	$12,989	0.98%	$5,906,631	$17,294	1.19%
Noninterest bearing transaction	1,326,770	0	0.00%	1,192,639	0	0.00%	1,005,290	0	0.00%
Total deposits	$6,634,788	$11,102	0.67%	$6,457,304	$12,989	0.80%	$6,911,921	$17,294	1.01%

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank that operates under the following registered trade names: Sterling Bank, First Independent Bank and Sonoma Bank. Sterling Savings Bank operates as Sonoma Bank only in the State of California. Sterling offers banking products and services, mortgage lending, and investment products to individuals, small businesses, commercial organizations and corporations. As of March 31, 2012, Sterling Financial Corporation had assets of $9.50 billion and operated 189 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations, strategies and intentions and other statements contained in this release that are not historical facts and pertain to Sterling's future operating results and capital position, including Sterling's ability to complete recovery plans, and Sterling's ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs and potential liabilities, realize operating efficiencies, execute its business strategy, compete in the marketplace and provide increased customer support and service. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's control. These include but are not limited to: Sterling's ability to execute on its business plan and maintain adequate liquidity; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in market interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; exposure to material litigation; lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions; and Sterling's ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Sterling's Annual Report on Form 10-K, as updated periodically in Sterling's filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation

Media contact:
Cara Coon, 509-626-5348
cara.coon@bankwithsterling.com
or
Investor contact:
Patrick Rusnak, 509-227-0961